Exhibit 99.1
CONSENT OF MORGAN STANLEY & CO. INCORPORATED
We hereby consent to the use in the filing of Amendment No. 1 to the Registration Statement of Holly Corporation on Form S-4 and in the Joint Proxy Statement/Prospectus of Holly Corporation and Frontier Oil Corporation, which is part of the initial filing of such Registration Statement, of our opinion, dated February 21, 2011, appearing as Annex B to such Joint Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the headings “Summary—The Merger—Opinions of Holly’s Financial Advisors,” “The Merger—Background of the Merger,” “The Merger—Holly’s Reasons for the Merger; Recommendation of the Holly Board of Directors,” and “The Merger—Opinions of Holly’s Financial Advisors—Opinion of Morgan Stanley & Co. Incorporated.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. INCORPORATED
By:	/s/ Chermaine Hu
Chermaine Hu
Executive Director

New York, New York
April 27, 2011